Exhibit 99.1

Press release, dated July 29, 2008.

News Release

Contact: Brad Cohen Public Relations Quantum Corp. (408) 944-4044 brad.cohen@quantum.com Marilyn Keys Investor Relations Quantum Corp. (408) 944-4450 ir@quantum.com	For Release: July 29, 2008 1:05 p.m. PDT

QUANTUM CORPORATION REPORTS FISCAL FIRST QUARTER RESULTS

Grows Disk Systems and Software Revenue 100 Percent Year-Over-Year with Significant Contribution from New DXi7500 Enterprise De-Duplication and Replication System

SAN JOSE, Calif., July 29, 2008 – Quantum Corp. (NYSE:QTM), the leading global specialist in backup, recovery and archive, today announced that revenue for its fiscal first quarter (FQ1’09), ended June 30, 2008, was $222 million. Although this represented a 10 percent decline from the same period last year (FQ1’08), the company’s non-royalty branded revenue grew by 3 percent. The greater mix of branded sales also helped increase the overall GAAP gross margin rate from 32 to 34 percent, year-over-year. In addition, Quantum’s GAAP operating expenses of $81 million were down $11 million, $9 million of which was related to restructuring charges incurred in FQ1’08.

Quantum reported a GAAP net loss of $14 million for FQ1’09, or 7 cents per share, a 4-cent improvement over FQ1’08. This $14 million net loss included $11 million in amortization of intangibles and $3 million in stock-based compensation charges, and the net impact of these items reduced earnings per share on a diluted basis by approximately 7 cents.

One of the major highlights of the quarter was the growth in Quantum’s disk systems and software sales. Product and service revenue in this category totaled $20 million, an increase of 100 percent over FQ1’08 and 60 percent over the prior quarter. Quantum’s newly released DXi7500 enterprise de-duplication and replication system was a significant contributor to this growth, and the company also received revenue from its software license agreement with EMC.

Quantum generated $26 million in cash from operations for the quarter and paid down $50 million of debt. The company’s cash balance as of June 30, 2008, was $67 million.

“Although the June quarter was a transitional one in many ways, we demonstrated significant progress in several key areas,” said Rick Belluzzo, chairman and CEO of Quantum. “We achieved record disk systems and software revenue with just a month’s contribution from our branded DXi7500 shipments and expanded relationship with EMC. We also had record service revenue and increased both our branded revenue and gross margin rate. And our cash generation enabled us to pay down an even larger amount of debt than we have in recent quarters. While we have more work to do, all of this reflects our continuing focus on further improving our operating model and delivering a stable and more profitable revenue stream by growing our branded business.”

Quantum’s product revenue, which includes sales of the company’s hardware and software products, totaled $158 million in the June quarter. This represented a net decrease of $24 million from FQ1’08, primarily due to an expected decline in overall OEM revenue. Sales of branded devices and tape automation were also lower on a year-over-year basis, while revenue from branded disk systems, software and non-royalty media grew.

Disk systems and software product revenue was $18 million in FQ1’09, double the $9 million generated in the same period last year. Quantum now has more than 300 DXi-Series customers, with a number of significant DXi7500 wins secured, both in the U.S. and abroad, during the June quarter. These wins include multiple unit purchases by a top U.S. cable company, a leading supplier of broadband service in Europe and a major electrical utility supplier in Australia, as well as deals with one of America’s most respected newspaper publishers, a large operator of luxury resorts and casinos in Las Vegas, and various governmental agencies. A majority of DXi7500 customers bought a replication license and nearly half purchased the path-to-tape option, reinforcing the unique value Quantum provides by offering a single family of disk-based de-duplication and replication solutions for remote sites, midrange offices and primary data centers and by delivering integrated tape creation for enterprise customers.

Tape automation product revenue totaled $86 million in the June quarter, a decrease of $22 million from the comparable period last year, with two-thirds of the decline related to OEM products and the other third mainly due to lower branded sales in North America.

Product revenue from devices and non-royalty media sales totaled $54 million in FQ1’09, down $10 million year-over-year. This was largely the result of an anticipated decline in OEM device revenue offset by a slight increase in branded non-royalty media sales.

Service revenue, which includes hardware service contracts as well as repair, installation and professional services, was $42 million in FQ1’09. This was an increase of $2 million over FQ1’08 and a new record for Quantum.

The company had $22 million in royalty revenue for the June quarter, down $2 million from the comparable quarter in Fiscal Year 2008.

Quantum increased its branded share of non-royalty revenue to 66 percent in FQ1’09, from 58 percent in FQ1’08.

Conference Call and Audio Webcast Notification

Quantum will hold a conference call today, July 29, 2008, at 2:00 p.m. PDT, to discuss its fiscal first quarter results. Press and industry analysts are invited to attend in listen-only mode. Dial-in number: (303) 262-2130 (U.S. & International). Quantum will provide a live audio webcast of the conference call beginning today, July 29, 2008, at 2:00 p.m. PDT. Site for the webcast and related information: http://www.quantum.com/investors.

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About Quantum

Quantum Corp. (NYSE:QTM) is the leading global storage company specializing in backup, recovery and archive. Combining focused expertise, customer-driven innovation, and platform independence, Quantum provides a comprehensive, integrated range of disk, tape, and software solutions supported by a world-class sales and service organization. This includes the DXi-Series, the first disk backup solutions to extend the power of data de-duplication and replication across the distributed enterprise. As a long-standing and trusted partner, the company works closely with a broad network of resellers, OEMs and other suppliers to meet customers’ evolving data protection needs. Quantum Corp., 1650 Technology Drive, Suite 800, San Jose, CA 95110, (408) 944-4000, www.quantum.com.

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Quantum and the Quantum logo are trademarks of Quantum Corporation registered in the United States and other countries. DXi is a trademark of Quantum Corporation. All other trademarks are the property of their respective owners.

“Safe Harbor” Statement under the U.S. Private Securities Litigation Reform Act of 1995: This press release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to certain risks and uncertainties. As a result, actual results may differ materially from the forward-looking statements contained herein. Factors that could cause actual results to differ materially from those described herein include, but are not limited to: (a) the failure to compete successfully in the highly competitive and rapidly changing marketplace for backup, recovery, archive and other storage products and services; (b) our ability to successfully execute to our product roadmaps and timely ship our products; (c) the risk that lower volumes and continuing price and cost pressures could lead to lower gross margin rate; (d) media royalties from media manufacturers coming in at lower levels than expected; (e) operational risks associated with the changes being made to our manufacturing infrastructure; (f) acceptance of, or demand for, our products being lower than anticipated; and (g) difficulties in retaining key employees. More detailed information about these risk factors, and additional risk factors, are set forth in Quantum’s periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled “Risk Factors,” on pages 12 to 22 of Quantum’s Annual Report on Form 10-K for fiscal year 2008, filed with the Securities and Exchange Commission on June 13, 2008. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per-share amounts)

	Three Months Ended
	June 30, 2008	June 30, 2007
	(Unaudited)	(Unaudited)
Revenue:
Product	$157,584	$181,631
Service	42,257	40,104
Royalty	21,950	24,033

Total revenue	221,791	245,768
Cost of revenue:
Product	115,003	137,143
Service	31,949	30,331
Restructuring charges related to cost of revenue	—	237

Total cost of revenue	146,952	167,711
Gross margin	74,839	78,057
Operating expenses:
Research and development	18,990	26,358
Sales and marketing	40,037	35,356
General and administrative	22,025	21,517
Restructuring charges (benefit)	(50)	9,114

	81,002	92,345

Loss from operations	(6,163)	(14,288)
Interest income and other, net	1,482	4,357
Interest expense	(8,775)	(13,634)

Loss before income taxes	(13,456)	(23,565)
Income tax provision (benefit)	882	(980)

Net loss	$(14,338)	$(22,585)

Basic and diluted net loss per share	$(0.07)	$(0.11)

Basic and diluted weighted average common and common equivalent shares	206,915	198,289

Included in the above Statements of Operations:

	Three Months Ended
	June 30, 2008	June 30, 2007
	(Unaudited)	(Unaudited)
Accelerated depreciation on legacy IT system	$—	$2,179
Retention expense:
Cost of revenue	—	166
Research and development	—	—
Sales and marketing	—	—
General and administrative	—	—

	—	166
Amortization of intangibles:
Cost of revenue	6,918	8,509
Research and development	100	205
Sales and marketing	4,131	4,223
General and administrative	25	25

	11,174	12,962
Share-based compensation:
Cost of revenue	355	366
Research and development	765	859
Sales and marketing	741	583
General and administrative	833	1,042

	2,694	2,850

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2008	March 31, 2008
	(Unaudited)	*
Assets
Current assets:
Cash and cash equivalents	$67,486	$93,643
Accounts receivable, net	149,464	182,998
Inventories	78,525	75,995
Deferred income taxes	12,327	12,060
Other current assets	31,345	30,601

Total current assets	339,147	395,297
Long-term assets:
Property and equipment, less accumulated depreciation	36,352	39,271
Service parts for maintenance, less accumulated amortization	75,753	77,211
Purchased technology, less accumulated amortizatin	67,649	74,667
Other intangible assets, less accumulated amortization	71,067	75,223
Goodwill	390,776	390,776
Other long-term assets	12,812	13,280

Total long-term assets	654,409	670,428

	$993,556	$1,065,725

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$87,676	$97,965
Accrued warranty	18,519	19,862
Deferred revenue, current	71,665	73,525
Current portion of long-term debt	4,000	4,000
Accrued restructuring charges	3,341	3,834
Other accrued liabilities	86,142	82,997

Total current liabilities	271,343	282,183
Long-term liabilities:
Deferred revenue, long-term	31,757	31,152
Deferred income taxes	13,887	13,640
Long-term debt	286,000	336,000
Convertible subordinated debt	160,000	160,000
Other long-term liabilities	14,024	14,746

Total long-term liabilities	505,668	555,538
Stockholders’ equity	216,545	228,004

	$993,556	$1,065,725

*	Derived from the March 31, 2008 audited Consolidated Financial Statements

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QUANTUM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	June 30, 2008	June 30, 2007
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(14,338)	$(22,585)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	4,508	9,667
Amortization	16,251	17,575
Realized gain on sale of investment	—	(2,122)
Deferred income taxes	(20)	17
Share-based compensation	2,694	2,850
Fixed assets written off in restructuring	—	360
Change in assets and liabilities, net of effects of assets held for sale
Accounts receivable	33,534	(25,869)
Inventories	(4,973)	6,730
Service parts for maintenance	(484)	131
Accounts payable	(10,289)	(6,839)
Accrued warranty	(1,343)	(3,862)
Deferred revenue	(1,255)	(459)
Accrued restructuring charges	(493)	1,976
Other assets and liabilities	1,722	1,165

Net cash provided by (used in) operating activities	25,514	(21,265)
Cash flows from investing activities:
Purchases of marketable securities	—	(65,000)
Proceeds from sale of marketable securities	—	90,000
Purchases of property and equipment	(1,704)	(4,746)

Net cash provided by (used in) investing activities	(1,704)	20,254
Cash flows from financing activities:
Borrowings of long-term debt	—	50,000
Repayments of long-term debt	(50,000)	(26,250)
Proceeds from issuance of common stock, net	33	2,678

Net cash provided by (used in) financing activities	(49,967)	26,428
Net increase (decrease) in cash and cash equivalents	(26,157)	25,417
Cash and cash equivalents at beginning of period	93,643	59,926

Cash and cash equivalents at end of period	$67,486	$85,343

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